Exhibit 99.2

FA Email

Subject: CNL Healthcare Properties II News: NAV Results, Purchase & Sale Agreement and Distribution Changes

March 19, 2019

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public

We are writing to inform you that CNL Healthcare Properties II1 has filed a Form 8-K to announce that:

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The board of directors has approved an estimated net asset value (NAV)[2] per share of $9.92 for the company’s common stock as of Dec. 31, 2018. The estimated NAV per share represents the midpoint within the range of values, $9.40 to $10.49, provided by Robert A. Stanger & Co., Inc., (Stanger), an independent third-party valuation firm.

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The 2018 resulting estimated NAV per share was reduced by $0.26 per share to $9.92, after adjusting for estimated property transaction costs. The property transaction costs are outside the scope of The Institute of Portfolio Alternatives (IPA) suggested valuation methodology and were not included in prior years when the offering was open.

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Along with the same store value increase, inclusion of estimated property transaction costs, the estimated NAV was impacted by the exclusion of the advisor’s restricted shares, a decrease in cash and an increase in company borrowings for the purchase of the company’s third asset.

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SunTrust Robinson Humphrey, Inc., an independent investment banking firm, has been engaged as a financial advisor to assist the special committee with exploring strategic alternatives for the portfolio.

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As part of its strategic alternatives process, a purchase and sale agreement has been signed for the company’s only medical office building. The property is being sold to HCP Medical Office Buildings, LLC for approximately $15.4 million cash (purchased for approximately $14 million). This transaction is anticipated to close in the second quarter of 2019, subject to customary closing conditions.

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Given this information, the board of directors has approved to suspend quarterly distributions[3] effective April 1, 2019. However, special distributions could be made from time-to-time from net sales proceeds received from sales of real estate. Suspending regular distributions at this phase of a company’s life cycle is a common practice within the alternative investment industry.

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Additionally, the advisor has agreed to eliminate all future acquisition and disposition fees and reduce its monthly asset management fee to 0.0333 percent (0.40 percent annually) and subordinated this lower fee to agreed-upon stipulations for total operating expenses. These changes are directly and financially beneficial to shareholders and are effective March 2, 2019, with the Amended and Restated Advisory Agreement.

•	The board of directors approved the termination of the expense support agreement between the company and its advisor, effective April 1, 2019.

ADDITIONAL INFORMATION

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The prior estimated NAVs per share were $10.06 as of Dec. 31, 2017 and $10.00 as of June 30, 2017. The estimated NAV is a snapshot in time and not indicative of the value the company or shareholders may receive now or in the future. Please review the company’s latest financial filings for more details on performance metrics.

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Stanger assisted the valuation committee with the preparation of the estimated NAV per share of its common stock as of Dec. 31, 2018. Other than the adjustment for estimated property transaction costs, the estimated NAV per share was determined in accordance with the company’s valuation policy and certain methodologies of the IPA, a trade association for non-listed direct investment vehicles, as set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Listed REITs.”[4]

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Net sales proceeds, after payment of closing costs, will be used to satisfy debt securing the property. The remaining proceeds, upon board approval, may be used to make a special distribution to shareholders, and/or for general corporate purposes.

For additional information, please review the Form 8-K filed on March 19, 2019, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

1 CNL Healthcare Properties II elected REIT tax status commencing with the taxable year ending Dec. 31, 2017. If the company fails to meet the REIT qualification standards now or in the future, the company will be subject to increased taxes, which will decrease investors’ returns.

2 The estimated NAV per share is only an estimate and is based on several assumptions and estimates that may not be correct. The NAV is based on numerous assumptions and estimates with respect to industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, the company’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices. The company will have the potential for greater volatility due to the substantial portion of assets invested in a limited number of properties.

3 Due to the high levels of investment costs and fees incurred during the company’s initial phase, distributions will not be fully covered by cash flows from operating activities and will be paid from expense waivers, borrowings and offering proceeds, which is not sustainable over the long term and may reduce investors’ return. For the nine months ended Sept. 30, 2018, approximately 36 percent of cash distributions were covered by operating cash flow and 64 percent were funded by offering proceeds. For the years ended Dec. 31, 2017 and 2016, approximately 30 and 0 percent of distributions were covered by operating cash flow and 70 and 100 percent were funded by offering proceeds, respectively. Distributions paid from sources other than operating cash flow, now and in the future, are not sustainable, can reduce investors’ overall return and may be dilutive.

4 There is no assurance that CNL Healthcare Properties II adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share. The IPA is a trade organization of which CNL is a member.

There is no assurance the stated objectives will be met.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Stockholders and financial advisors should not place undue reliance on forward-looking statements.

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public

CHPII-0319-752541-BD